Exhibit 99.1

Press Release	PACCAR Inc Public Affairs Department P.O. Box 1518 Bellevue, WA 98009 Contact: Ken Hastings (425) 468-7530 ken.hastings@paccar.com

FOR IMMEDIATE RELEASE

PACCAR Provides Business Update

March 23, 2020, Bellevue, Washington – PACCAR Inc (Nasdaq: PCAR) is providing a business update in response to recent changes in customer demand and a weaker outlook for the global economy, as a consequence of the coronavirus pandemic.

The Company will suspend truck and engine production at its factories worldwide from March 24 until April 6, 2020. The Company will review future actions on a regular basis. PACCAR will continue to provide aftermarket support to its customers who deliver essential infrastructure services to our communities.

PACCAR’s financial results for the first quarter and the remainder of 2020 will be impacted by lower production schedules due to changes in customer demand and the impact of government regulations or mandates. The Company will provide an update on its 2020 outlook and first quarter results during the earnings call scheduled for April 21, 2020.

The Company is in a strong financial position, with excellent liquidity and investment-grade credit ratings of A+/A1. Manufacturing cash and marketable securities were $4.28 billion at the end of February 2020. The Company also has access to existing lines of credit of $3.00 billion.

“PACCAR’s excellent balance sheet, experienced leadership team and outstanding employees will contribute to the company successfully managing through this difficult period,” said CEO Preston Feight.

PACCAR is a global technology leader in the design, manufacture and customer support of high-quality light-, medium- and heavy-duty trucks under the Kenworth, Peterbilt and DAF nameplates. PACCAR also designs and manufactures advanced powertrains, provides financial services and information technology, and distributes truck parts related to its principal business. PACCAR shares are listed on the NASDAQ Global Select market, symbol PCAR. Its homepage is www.paccar.com.

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in this release due to a variety of factors. More information about these factors is contained in PACCAR’s filings with the Securities and Exchange Commission.